BRF S.A.
Publicly Held Company
CNPJ/MF Nº 01.838.723/0001-27
NIRE 42.300.034.240
CVM 1629-2

Minutes of the 8th Ordinary Meeting of the Board of Directors Held on September 29, 2016

1.           Date, Time and Place: Held on September 29, 2016, at 14:00 hours at the office of BRF S.A. (“Company”) located at Rua Hungria, Nº 1.400, 5th floor, in São Paulo City, state of São Paulo.

2.           Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.            Summons and Presence: The meeting was duly called and held within the terms of article 21, of the Company´s Bylaws, with all members of the Board of Directors present: Messieurs Abilio dos Santos Diniz, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

4.           Agenda: To discuss: 4.1. Granting of Guarantees (Fianzas); 4.2. Reorganization of Campo Austral; 4.3. Dissolution of Subsidiary; 4.4. Capital increase Quickfood; 4.5. Formation of a subsidiary in Egypt; and 4.6. Signing of Commercial Contract - Brasilgráfica.

5.           Resolutions: The members of the Board of Directors approved unanimously and without any reservations:

5.1.      Granting of Guarantees (Fianzas); In accordance with the recommendation of the Finance, Governance and Sustainability Committee, as well as to the set forth in Article 23, (xxviii), of the Company Bylaws, approved the granting of guarantees (fianzas) to Company subsidiaries located in Argentina with the banks ICBC, Macro and BNP Paribas.

5.2.      Reorganization of Campo Austral. In accordance with the recommendation of the Finance, Governance and Sustainability Committee and the Strategy, M&A and Markets Committee, as well as to the set forth in Article 23, (xxv), of the Company Bylaws, approved the corporate restructuring of the Company´s subsidiaries located in Argentina, including the companies of the Campo Austral and Alimentos Calchaquí Productos 7 S.A. groups.

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BRF S.A.
Publicly Held Company
CNPJ/MF Nº 01.838.723/0001-27
NIRE 42.300.034.240
CVM 1629-2

Minutes of the 8th Ordinary Meeting of the Board of Directors Held on September 29, 2016

5.3.      Dissolution of Subsidiary. In accordance with the recommendation of the Finance, Governance and Sustainability Committee, as well as to the set forth in Article 23, (xxvi), of the Company Bylaws, approved the dissolution of Quickfood Chile, a Company subsidiary located in Chile.

5.4.      Capital increase Quickfood. In accordance with the recommendation of the Finance, Governance and Sustainability Committee, as well as to the set forth in Article 23, (xxxiii), of the Company Bylaws,  approved the undertaking of an increase in the capital stock of Quickfood S.A., a Company subsidiary located in Argentina, through the capitalization of credits in the amount of AR$ 362 million.

5.5.      Formation of a subsidiary in Egypt. In accordance with the recommendation of the Finance, Governance and Sustainability Committee and the Strategy, M&A and Markets Committee, as well as to the set forth in Article 23, (vii), of the Company Bylaws, approved the formation of a new subsidiary in Egypt, directly by the Company or through its existing subsidiaries, with the Company or any of its subsidiaries empowered to engage proxies and local lawyers, hire professionals to operate in this company, rent physical space, acquire furniture, as well as carrying out all and any other acts needed for this company to operate.

5.6.      Signing of Commercial Contract - Brasilgráfica. In accordance with the recommendation of the Finance, Governance and Sustainability Committee, as well as to the set forth in Article 23, (xxxvi), of the Company Bylaws, approved the signing by the Company of a contract for the provision of ink cartridges and corrugated cardboard trays, amongst other items, with the company Brasilgráfica.

The Company Officers are hereby authorized to carry out all and any acts and sign all and any documents needed for the implementation of the resolutions now approved.

6.           Documents Filed at the Company: The documents related to the agenda referring to the resolutions of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

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BRF S.A.
Publicly Held Company
CNPJ/MF Nº 01.838.723/0001-27
NIRE 42.300.034.240
CVM 1629-2

Minutes of the 8th Ordinary Meeting of the Board of Directors Held on September 29, 2016

7.           Approval and Signing of the Minutes: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form and, having been read and found correct, were signed by all those present. Signatures: Presiding Board: Mr. Abilio dos Santos Diniz – Chairman; Mrs. Larissa Brack – Secretary. Members: Messieurs Abilio dos Santo Diniz, Aldemir Bendine, Henri Philippe Reichstul, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos and Walter Fontana Filho.

I certify that the present minutes are an accurate and true copy of the original which is filed in Book Number 5, pages 102 to 104 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

____________________________________

Larissa Brack

Secretary

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